Acorn Energy Announces Second Quarter and Six Month 2012 Results

Wilmington, Del., August 9, 2012 - Acorn Energy, Inc. (NASDAQ: ACFN), the digital energy company, today announced the results for the second quarter and six-month periods ended June 30, 2012.

For the six-month period revenues increased 41% to $10.1 million compared to $7.2 million in the 2011 six-month period. The net loss was $7.3 million vs. $4.3 million or $0.41 vs. $0.25 per share.

For the second quarter ended June 30, 2012, revenues increased 44% to $5.9 million compared to $4.1 million in the second quarter of 2011. The net loss for the quarter was $3.1 million vs. $2.1 million in the prior year, or $0.17 vs. $0.12 per share. Results from continuing operations for 2011’s three-month and six-month periods have been adjusted to reflect the sale of CoaLogix in August of 2011.

As of June 30th, the Company has over $54 million total current assets, over $45 million in working capital including approximately $32.8 million in cash and short-term deposits, $6.0 million of funds held in escrow and $1.9 million in restricted cash. The Company expects to receive the funds held in escrow before the end of the third quarter.

“We are investing aggressively in our portfolio companies to fund innovation and sales and marketing,” said John Moore, CEO of Acorn Energy. “DSIT continues to enhance an already impressive product line, as security has become an even more pressing issue for critical energy infrastructure; USSI’s solutions are gaining great traction with customers in terms of competitive comparisons and ‘proof-of-concept trials’ which we believe will lead to a greater pace of adoption and deployment. GridSense has more than 20 pilot projects underway, has expanded existing projects and added additional experienced salespeople. OmniMetrix has refined its pricing model to focus on recurring revenue and has confirmed our thesis that substantial growth in the category can be achieved by more aggressively engaging the dealer network.

“We are pioneering the digital energy revolution as we know our customers, the energy companies and utilities, must adopt smart and efficient technical solutions to better manage their businesses in the face of aging infrastructures, a retiring technical workforce and increased geopolitical risk,” continued Mr. Moore. “On the electric grid power quality and intermittency issues have become more pressing due to utility compliance with renewable portfolio standards. In oil and gas fields worldwide the abundance of unconventional resources is inducing oil and gas producers to explore new technologies to reduce their environmental impact and improve their return on investment. Geopolitical instability in petro-rich regions like the Middle East, South America and South East Asia are creating needs for security solutions. Across the energy industry there is an urgent need to increase the productivity of existing resources. These factors have accelerated the need for 21st century digital solutions. Acorn’s investments in innovating technology and in sales and marketing prepare us for leading positions in markets with limited competition.”

DSIT

Six-month 2012 revenues increased 40% or $1.9 million to $6.8 million compared to revenues of $4.8 million in the first half of 2011. Second quarter 2012 revenues were $3.7 million compared to $2.4 million in the 2011 second quarter. The first half 2012 revenue increase was due to receipt of a major AquaShieldTM sonar project (valued at $12.3 million) toward the end of 2011, and subsequent work on that project.

For the second quarter 2012, net income was $359,000 vs. a 2011 second quarter net loss of $147,000. Net income for the first half of 2012 was $415,000 vs. a net loss of $148,000 in 2011.

DSIT Solutions, Ltd., based in Israel, offers a full range of sonar and acoustic-related solutions including those for strategic energy installations and other critical infrastructures vulnerable to water access sabotage. For the balance of 2012, DSIT will continue to benefit from a $12.3 million diver detection sonar order received in the fourth quarter of 2011 as well as a growing worldwide recognition for the need to protect harbor and energy installations from terrorist attacks. DSIT is also entering into seismic applications, leveraging on its experience in underwater acoustic signal analysis.

US Seismic Systems (USSI)

In the first half of 2012, USSI reported revenues of $1.1 million, an increase of $0.8 million, or 337% compared to first half 2011 revenues of $248,000. Second quarter 2012 revenues were $962,000 compared to $205,000 in the comparable 2011 period. The increase in revenue for both periods is attributable to the delivery in the second quarter of two large “proof-of-concept” projects. The two contracts generated revenue of over $800,000. USSI is moving forward with similar “proof-of-concept” demonstrations with a number of its other customers, and we expect that USSI’s products will be validated in customer field testing resulting in anticipated follow-on orders.

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The second quarter net loss was $2.1 million, compared to $738,000 in the second quarter of 2011. For the six-month 2012 period the net loss was $3.8 million vs. a loss of $1.3 million in the comparable 2011 period.

USSI anticipates significant growth in orders in the second half of 2012, both from new customers related to its 4D reservoir and shale gas monitoring systems following numerous demonstrations performed during the year, as well as follow-on orders from “proof-of-concept” projects, each of which has the potential for annual multi-million dollar follow-on orders. USSI also anticipates significantly increased costs as it has grown its employee base from 28 full-time employees and consultants at the end of 2011 to 51 full-time employees and consultants as of July 31, 2012.

In April 2012, USSI signed a license agreement with Northrop Grumman for several fiber-optic patents from Northrop’s Navigation System Division. The licensed patents represent extensive research and development by Northrop Grumman, which will be used by USSI to refine the next generation of ultra high sensitivity (UHS) oilfield fiber-optic geophone systems.

USSI has developed a seismic fiber-optic geophone to better map existing oil and gas reservoirs for greater extraction productivity as well as to continuously monitor wells for safety. As this state-of-the-art technology gains acceptance, it could access the current $1.5-$2.0 billion seismic annual spending because of the technology’s high return on investment from greater reliability at lower cost than current geophone technology.

GridSense

GridSense six-month 2012 revenues were $1.9 million compared to $2.1 million in the 2011 six-month period. For the second quarter 2012, revenues were $989,000 vs. $1.5 million in the comparable 2011 period. Results for the 2011 second quarter and six month periods reflect the impact of an order for over 2,000 transformer monitors from a US electric utility in the second quarter of 2011, which was completed in the fourth quarter of 2011. We anticipate that the systems integration related to this installation should lead to rollouts of additional monitoring systems. The installation has already proven to be a compelling example of GridSense’s ability to provide solutions to utility customers, as major tests and demonstrations have increased dramatically in the first half of 2012.

The net loss for the 2012 six-month period for GridSense was $2.1 million, compared to a loss of $1.1 million in the prior year. The second quarter net loss was $858,000, compared to a loss of $236,000 in the second quarter of 2011. Softness in GridSense’s Australian operations drove these results; however GridSense has reorganized its sales function and is implementing an increased focus on global sales and marketing.

GridSense develops and markets remote monitoring systems for electric utilities and industrial facilities worldwide. Its systems provide outage management and power quality monitoring to better and more efficiently manage grid operations. In furtherance of that goal, GridSense is entering beta testing with their new GridInSiteTM product; a browser-based comprehensive solution for management and monitoring of the GridSense intelligence gathering product line. GridInSiteTM has received positive feedback from customers based on ease of deployment, user interface and flexibility to gather and display intelligence from multiple devices of multiple manufacturers.

OmniMetrix

During the period following the acquisition of OmniMetrix in February 2012, the subsidiary reported revenues of $382,000 through June 30, 2012. For the second quarter of 2012, revenues were $227,000. Net loss for the period since our acquisition was $830,000, and for the second quarter was $660,000.

OmniMetrix also is beginning a program to penetrate the residential back-up generator market, a new and exciting opportunity that represents an $800 million market potential. Due to its aging infrastructure, the electricity grid has become more vulnerable, as evidenced by prolonged and widespread outages during storms. As a result, demand in this market has been growing rapidly.

OmniMetrix, LLC is a leading developer and provider of remote monitoring equipment and systems for emergency power generators. Many of these generators serve critical facilities such as hospitals, nursing homes and cell phone towers. It is estimated that at least 10% of the non-monitored generators do not turn on when required. Studies show that these failures are usually not attributable to manufacturing defects, but occur because of issues related to consumables and other preventable failures (such as a dead battery or lack of fuel).

Conference Call Information

Acorn Energy will host an investor call on Friday, August 10 at 11:00am EDT to discuss its second quarter 2012 results and developments. To participate in the conference call, please dial (866) 652-5200, International Dial in (412) 317-6060 and ask for the “Acorn Energy Conference Call”. If you are unable to participate in the live call, a digital replay of the call will be available through 9:00am EDT Monday August 27, 2012 by dialing US Toll Free 1-877-344-7529 or International Toll 1-412-317-0088 and entering access code – 10017194.

Annual Meeting

Acorn Energy will host its annual meeting of shareholders on Tuesday, September 11, 2012 at The University Club, One West 54th Street, New York City, New York at 1:00pm EDT beginning with lunch at noon. Stephen Moore, the senior economic writer for the Wall Street Journal editorial page and a member of the Journal’s editorial board will be a guest speaker at the meeting.

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About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company focused on making energy better by providing digital solutions for energy infrastructure asset management. The four businesses in which we have controlling interests, improve the world's energy infrastructure by making it: more secure - providing security solutions for underwater energy infrastructure (DSIT); more reliable - providing condition-based monitoring to critical assets on the electric grid (GridSense, OmniMetrix) and more productive and efficient - increasing oil and gas production while lowering costs through use of permanent ultra-high sensitive seismic tools that allow for a more precise picture of reservoirs (US Seismic). For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K and its most recent 10-Q as filed by the Company with the Securities and Exchange Commission.

Investor & Press Contact:

Paul G. Henning

Cameron Associates

(212) 554-5462

Paul@cameronassoc.com

- Financial Tables To Follow –

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ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT NET INCOME (LOSS) PER SHARE DATA)

	Six months ended		Three months ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Projects	$7,618	$4,857	$4,582	$2,509
Products	2,176	2,102	1,196	1,482
Services	341	243	122	116
Total revenues	10,135	7,202	5,900	4,107
Cost of sales:
Projects	5,773	3,371	3,527	1,904
Products	1,322	1,115	668	758
Services	251	195	127	98
Total cost of sales	7,346	4,681	4,322	2,760
Gross profit	2,789	2,521	1,578	1,347
Operating expenses:
Research and development expenses, net of credits	3,017	874	1,699	384
Selling, general and administrative expenses	8,619	5,467	4,390	2,724
Total operating expenses	11,636	6,341	6,089	3,108
Operating loss	(8,847)	(3,820)	(4,511)	(1,761)
Finance income (expense), net	107	(217)	130	(100)
Gain on sale of HangXing	-	492	-	-
Loss from continuing operations before taxes	(8,740)	(3,545)	(4,381)	(1,861)
Income tax benefit (expense)	989	(39)	1,064	26
Net loss from continuing operations	(7,751)	(3,584)	(3,317)	(1,835)
Loss from discontinued operations, net of income taxes	-	(1,404)	-	(568)
Non-controlling interest share of loss from discontinued operations	-	389	-	157
Net loss	(7,751)	(4,599)	(3,317)	(2,246)
Net loss attributable to non-controlling interests	461	303	205	167
Net loss attributable to Acorn Energy, Inc. shareholders	$(7,290)	$(4,296)	$(3,112)	$(2,079)

Basic and diluted net loss per share attributable to Acorn
Energy, Inc. shareholders:
From continuing operations	$(0.41)	$(0.19)	$(0.17)	$(0.10)
From discontinued operations	-	(0.06)	-	(0.02)
Basic and diluted net loss per share attributable to Acorn
Energy, Inc. shareholders	$(0.41)	$(0.25)	$(0.17)	$(0.12)

Weighted average number of shares outstanding attributable to
Acorn Energy, Inc. shareholders – basic and diluted
	17,796	17,410	17,912	17,489
Dividends declared per common share	$0.070	$-	$0.035	$-

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ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of	As of
	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$14,753	$34,280
Short-term deposits	18,015	18,000
Restricted deposit	1,888	2,223
Funds held in escrow	5,961	5,961
Accounts receivable	4,476	4,965
Unbilled revenue	3,997	3,778
Inventory	2,652	2,144
Other current assets	2,765	922
Total current assets	54,507	72,273
Property and equipment, net	842	635
Severance assets	2,716	2,620
Restricted deposit	269	271
Intangible assets, net	10,056	4,780
Goodwill	6,562	4,637
Deferred taxes	423	440
Other assets	99	149
Total assets	$75,474	$85,805
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$149	$677
Accounts payable	2,164	2,052
Accrued payroll, payroll taxes and social benefits	2,139	1,907
Deferred revenue	1,597	2,876
Other current liabilities	3,139	4,544
Total current liabilities	9,188	12,056
Long-term liabilities:
Accrued severance	3,949	3,837
Long-term debt	75	141
Other long-term liabilities	210	204
Total long-term liabilities	4,234	4,182
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –18,325,529 and 18,728,672 shares at December	187	183
31, 2011 and June 30, 2012, respectively
Additional paid-in capital	84,244	84,614
Warrants	55	427
Accumulated deficit	(20,312)	(13,022)
Treasury stock, at cost – 801,920 shares at December 31, 2011 and June 30, 2012	(3,036)	(3,036)
Accumulated other comprehensive income	484	485
Total Acorn Energy, Inc. shareholders’ equity	61,622	69,651
Non-controlling interests	430	(84)
Total equity	62,052	69,567
Total liabilities and equity	$75,474	$85,805

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